JPMorgan Chase Financial Company LLC Fully and Unconditionally Guaranteed by JPMorgan Chase & Co. Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement Nos. 333-293684 and 333-293684-01

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the iShares® Bitcoin Trust ETF due May 11, 2029

Fact Sheet dated May 5, 2026 to Preliminary Pricing Supplement dated May 5, 2026

Summary of Terms

Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & C0.
Fund:	iShares® Bitcoin Trust ETF (Bloomberg ticker: IBIT)
Pricing Date[1]:	May 8, 2026
Issue Date[1]:	May 13, 2026
Calculation Day[1,2]:	May 8, 2029
Stated Maturity Date[1,2]:	May 11, 2029
Principal Amount:	$1,000 per security (100% of par)
Maturity Payment Amount:

•   if the ending price is greater than the starting price: $1,000 plus the lesser of:

(i)       $1,000 × fund return × upside participation rate; and

(ii)     the maximum return;

•   if the ending price is less than or equal to the starting price, but greater than or equal to the threshold price: $1,000; or

•   if the ending price is less than the threshold price:

$1,000 + [$1,000 × (fund return + buffer amount)]

Starting Price:	The fund closing price of the Fund on the pricing date
Ending Price:	The fund closing price of the Fund on the calculation day
Maximum Return:	At least 98.35% of the principal amount (at least $983.50 per security) (to be provided in the pricing supplement)
Upside Participation Rate:	150%
Fund Return:	(ending price – starting price) / starting price
Buffer Amount:	25%
Threshold Price:	75% of the starting price
Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”)
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP:	46660TRN2
Fees and Commissions:	Up to 2.825% for Wells Fargo Securities, LLC (“WFS”); WFS has advised us that dealers, including Wells Fargo Advisors (“WFA”), may receive 2.25% of WFS’s fee, and WFA may also receive a distribution expense fee of 0.075%. In addition, with respect of certain securities sold in this offering, JPMS may pay a fee of up to 0.30% to selected dealers in consideration for marketing and other services in connection with the distribution of the securities to other dealers.
Tax Considerations:	See the preliminary pricing supplement.
[1] Subject to change [2] Subject to postponement or early acceleration

Hypothetical Payout Profile*

150% of fund return, subject to the maximum return
98.35%
-25%
25.00% buffer
Security Return at Maturity
Fund Return at Maturity
140%
120%
100%
80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
120%
Hypothetical Security Return
Hypothetical Fund Return

*Assumes a maximum return equal to the lowest maximum return

If the ending price is less than the threshold price, you will have 1-to-1 downside exposure to the decrease in the price of the Fund in excess of the buffer amount, and you will lose some, and possibly up to 75%, of the principal amount of your securities at maturity.

The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

If the securities priced on the date of the accompanying preliminary pricing supplement, the estimated value of the securities would be approximately $958.00 per security. The estimated value of the securities, when the terms of the securities are set, will be provided in the pricing supplement and will not be less than $920.00 per security. See “The Estimated Value of the Securities” in the preliminary pricing supplement for additional information.

Preliminary Pricing Supplement: http://www.sec.gov/Archives/edgar/data/19617/
000121390026052108/ea0289159-01_424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” in the accompanying prospectus supplement and the accompanying product supplement and “Selected Risk Considerations” in the accompanying preliminary pricing supplement.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

THIS FACT SHEET DOES NOT PROVIDE ALL OF THE INFORMATION THAT AN INVESTOR SHOULD CONSIDER PRIOR TO MAKING AN INVESTMENT DECISION. This fact sheet should be read in conjunction with the accompanying preliminary pricing supplement, prospectus, prospectus supplement, product supplement and underlying supplement.

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” sections in the accompanying prospectus supplement and product supplement. Please review the risk disclosure carefully.

•         If the Ending Price Is Less Than the Threshold Price, You Will Lose Up to 75% of the Principal Amount of Your Securities at Maturity.

•         Your Return Will Be Limited to the Maximum Return and May Be Lower Than the Return on a Direct Investment in the Fund or Its Underlying Asset.

•         We May Accelerate Your Securities if a Delisting Related Event Occurs.

•         The Securities Are Subject to the Credit Risks of JPMorgan Financial and JPMorgan Chase & Co.

•         As a Finance Subsidiary, JPMorgan Financial Has No Independent Activities and Has Limited Assets.

•         Volatility Risk

•         No Interest Payments or Rights With Respect to the Fund or Its Underlying Asset.

•         Lack of Liquidity

•         The Final Terms and Estimated Valuation of the Securities Will Be Provided in the Pricing Supplement.

•         The U.S. Federal Tax Consequences of the Securities Are Uncertain, and May Be Adverse to a Holder of the Securities.

•         Potential Conflicts

•         The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities.

•         The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates.

•         The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate.

•         The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period.

•         Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities.

•         Many Economic and Market Factors Will Impact the Value of the Securities.

•         The Fund Is Not an Investment Company or Commodity Pool and Will Not Be Subject to Regulation Under the Investment Company Act of 1940, As Amended, or the Commodity Exchange Act.

•         There Are Risks Associated with the Fund.

•         The Performance and Market Value of the Fund, Particularly During Periods of Market Volatility, May Not Correlate with the Performance of the Fund’s Underlying Asset As Well As the Net Asset Value Per Share.

•         Limited Trading History

•         The Securities Are Subject to Risks Relating to Bitcoin and the Bitcoin Network.

•         The Anti-Dilution Protection Is Limited and May Be Discretionary.

•         The Maturity Payment Amount Will Depend upon the Performance of the Fund and Therefore the Securities Are Subject to the Risks Associated with the Fund, Each as Discussed in the Accompanying Preliminary Pricing Supplement and Product Supplement.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.

As used in this fact sheet, “we,” “us” and “our” refer to JPMorgan Financial Company LLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.